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November 1, 2004

Columbia Funds Distributor, Inc.
One Financial Center
Boston, Massachusetts 02111

Re: Administrative Services Letter of Agreement

Ladies and Gentlemen:

This letter of agreement ("LOA") sets forth the agreement among New York Life Insurance and Annuity Corporation (the "Company") and Columbia Funds Distributor, Inc. (the "Distributor") concerning certain administrative services to be provided by the Company in connection with shares issued by the Liberty Variable Investment Trust (the "Trust"), on behalf of its series portfolio listed on Exhibit B (the "Fund"). Any terms not otherwise defined herein will have the meaning set forth in the Participation Agreement (defined below).

1. Administrative Services and Expenses. The Company has entered into a Participation Agreement dated November 1, 2004, with the Distributor and the Trust, as may be amended from time to time (the "Participation Agreement") pursuant to which the Company purchases shares of the Fund for the separate accounts identified in the Participation Agreement (the "Accounts"). Administrative services for the Accounts which invest in the Fund and for purchasers of the variable annuity and/or variable life insurance contracts (the "Contracts") issued through the Accounts, are the responsibility of the Company. Administrative services for the Trust, in which the Accounts invest, and for purchasers of shares of the Fund, are the responsibility of the Distributor, and/or its affiliated transfer agent.

     The Distributor recognizes the Company as the shareholder of shares of the Fund purchased under the Participation Agreement on behalf of the Accounts. The Distributor further recognizes that it, and/or its affiliated transfer agency, will derive a substantial savings in administrative expenses by virtue of having the Company as a single shareholder of record of shares of the Fund rather than multiple shareholders having record ownership of such shares. The administrative services for which the Distributor will derive such savings are set forth in Exhibit A to this LOA, attached hereto and incorporated by reference.

2. Administrative Expense Payments. In consideration of the anticipated administrative expense savings resulting to the Distributor from the Company's services set forth in Exhibit A, the Distributor agrees to pay the Company, from its own resources and not from the Trust, a fee in the amount as set forth in Exhibit B, attached hereto and incorporated by reference. The fee shall be computed daily and paid monthly in arrears.
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Columbia Funds Distributor, Inc.
November 1, 2004
Page 2


     Distributor will calculate the monthly fee payment contemplated by this Paragraph 2 at the end of each month and will pay the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the amount payable by the Distributor and such other supporting data as the Company may reasonably request.

     If there is a discrepancy with the Company's records in the calculation of such fee, the Company's records will govern unless an error can be shown in the number of shares used in such calculation.

     Such payment will be by wire transfer unless the amount thereof is less than $500. Wire transfers will be sent to the account and in the manner specified by the Company. Such wire transfer will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 may be paid by check or by another method acceptable to the parties.

     For purposes of this Paragraph 2, the average daily value of the shares of the Fund will be based on the net asset values reported by the Trust to the Company.

     In the event there is an error in the net asset value of shares of a Fund on any day, the Trust will use its best efforts to correct the net asset value as soon as possible. The error will be corrected in accordance with the error correction policy as disclosed in the Participation Agreement. The fee payment contemplated by this Paragraph 2 will be based on the corrected net asset value.

3. Nature of Payments. The parties to this letter agreement recognize and agree that the Distributor's payments to the Company relate to administrative services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Fund, and that these payments are not otherwise related to investment advisory or distribution services or expenses. Distributor also recognizes and agrees that this LOA does not provide any guaranty, expressed or implied, regarding minimum Fund share sales (via Contracts) through the Company or its affiliates. The amount of administrative expense payments made by the Distributor to the Company pursuant to Paragraph 2 of this LOA will not be deemed to be conclusive with respect to actual administrative expenses or savings of the Distributor.

     From time to time, the parties will review the administrative expense payments to determine whether they exceed or are reasonably expected to exceed the incurred and anticipated costs, over time, of the Company. The appropriate parties agree to negotiate in good faith a reduction to the administrative expense payments as necessary to eliminate any such excess.

4. Term. This letter agreement will remain in full force and effect for so long as assets of the Trust are attributable to amounts invested by the Company under the
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Columbia Funds Distributor, Inc.
November 1, 2004
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     Participation Agreement, unless terminated in accordance with Paragraph 5 of this letter agreement.

5. Termination. Any party may terminate this letter agreement, without penalty, on 60 days' written notice to the other party. Unless so terminated, this letter agreement will continue in effect for so long as the Distributor or its successors in interest, or any affiliate thereof, continues to perform in a similar capacity for the Trust, and for so long as the Company provides the services contemplated hereunder with respect to the Contracts under which values or monies are allocated to the Trust.

6. Disclosure. The Company agrees to make, and keep current, such disclosures in each Contract's prospectus with regard to Distributor's payment of the financial support described herein to Company as may be required by applicable federal and state laws, regulations and rules.

7. Arbitration. Any dispute by the parties regarding this LOA shall be arbitrated in accordance with the rules and regulations of the National Association of Securities Dealers.

8. Subcontractors. The Company may, with the consent of the Trust, contract with or establish relationships with other parties to provide services or other activities, if any, required of the Company by this LOA, provided that the Company shall be fully responsible for the acts and omissions of such other parties.

9. Indemnification. The parties to this LOA shall indemnify and hold harmless each other to the same degree and under the same conditions as provided for in the Participation Agreement to the extent those provisions apply to the party.

10. Amendment/Prior Agreements. This LOA may be amended or assigned only upon mutual agreement of the parties hereto in writing. This LOA supersedes all prior arrangements or agreements between the parties concerning this subject matter.

11. Counterparts. This letter agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.
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Columbia Funds Distributor, Inc.
November 1, 2004
Page 4


If this letter agreement is consistent with your understanding of the matters we discussed concerning administrative expense payments, kindly sign below and return a signed copy to us.

Very truly yours,

NEW YORK LIFE INSURANCE AND ANNUITY          ATTEST:
CORPORATION

By:   /s/ Edward P. Linder                   By:   /s/ Judy R. Bartlett
      -------------------------                    --------------------------
Name:  Edward P. Linder                      Name:  Judy R. Bartlett

Title: Vice President                        Title: Assistant General Counsel



Acknowledged and Agreed:

COLUMBIA FUNDS DISTRIBUTOR, INC.


By: /s/ Matthew A. Kerin
    ---------------------------

Name:  Matthew A. Kerin

Title: Chief Operating Officer

Attachments:   Exhibit A
               Exhibit B

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Columbia Funds Distributor, Inc.
November 1, 2004
Page 5


                                    EXHIBIT A
                                    SERVICES

Maintenance of Books and Records
o    Record issuance of shares
o    Record transfers (via net purchase orders)
o Reconciliation and balancing of the separate account at the Fund level in the general ledger, at various banks and within systems interface

Communication with the Trust
o    Purchase Orders
     o Determination of net amount available for investment by the Fund o Deposit of receipts at the Trust's custodian (generally by wire transfer) o Notification of the custodian of the estimated amount required to pay dividend or distribution
     o Purchase shares of the Fund on behalf of each Account at the applicable price computed in accordance with the Participation Agreement.

o    Redemption Orders
     o Determination of net amount required for redemptions of Fund shares by the Company, on behalf of each Account
     o Notification of the custodian and Trust of cash required to meet payments to the Company on behalf of each Account
     o Redeem shares of the Fund on behalf of each Account at the applicable price computed in accordance with the Participation Agreement.

Processing Distributions from the Trust
o Process ordinary dividends and capital gains received on behalf of each Account
o    Reinvest the Fund's distributions received on behalf of each Account

Reports
o    Periodic information reporting to the Trust and its Board

Proxy Solicitations
o Assistance with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners

Fund-Related Contractowner Services
o Provide general information to Contract owners with respect to Fund inquiries (not including information about performance or related to sales)
o    Communications to Contract owners regarding Fund performance

Other Administrative Support
o Providing other administrative support for the Fund as mutually agreed between the Company and the Trust or the Distributor
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Columbia Funds Distributor, Inc.
November 1, 2004
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o    Relieving the Trust of other usual or incidental administrative services provided to individual Contract owners
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Columbia Funds Distributor, Inc.
November 1, 2004
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                                    EXHIBIT B
                                       FEE

For all Accounts investing in the Colonial Small Cap Value Fund, Variable Series
- Class B, the Distributor shall pay the Company a monthly fee at an annual rate equal to:

     o ________ basis points (.__%) of the average daily value of the shares of the Fund held in the Accounts.